Exhibit 99.1

Leesport Financial Corp.

Leesport Bank

  Madison Bank
  Philadelphia Financial Mortgage
  Madison Equipment Leasing

Essick & Barr LLC

  Essick & Barr Insurance
  The Boothby Group
  Madison Insurance Consultants

Madison Financial Advisors LLC

Leesport Realty Solutions LLC

Leesport Mortgage LLC

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

ebarrett@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

For Immediate Release

January 22, 2008

Leesport Financial Corp. Announces Fourth Quarter and Year 2007 Earnings.

Wyomissing, PA: Leesport Financial Corp. (“Company”) (NASDAQ: FLPB) reported net income for the quarter ended December 31, 2007 of $2,032,000, a 10.7% decrease over net income of $2,276,000 for the same period in 2006.  Net income for the twelve months ended December 31, 2007 was $7,470,000, an 18.4% decrease over net income of $9,153,000 for the same period in 2006, which includes the effects of the sale of $64.1 million in lower yielding available for sale securities during the first quarter of 2007 as a result of a previously announced balance sheet restructuring which resulted in an after-tax loss of $1.6 million on the transaction.  Total revenue for the quarter ended December 31, 2007 was $22,169,000 compared to $21,688,000 for the same period in 2006, a 2.2% increase.  Total revenue for the twelve months ended December 31, 2007 was $85,923,000 compared to $82,835,000 for the same period in 2006, a 3.7% increase.

Robert D. Davis, President and Chief Executive Officer of Leesport Financial Corp. said, “Our fourth quarter and year over year performance reflects the forces of a very challenging operating environment facing Leesport Financial and the entire financial services industry.  While our company does not originate to sell or hold sub-prime residential mortgages, the resulting ripple effect of the weakness in the residential real estate market has made for a difficult revenue and credit environment.  Within this context, we are pleased to report modest revenue growth for the calendar year 2007 and appropriate expense discipline.  We continue to make progress in building our diversified financial services company with approximately 37% of our revenue derived through fees and commissions generated from our banking, insurance and wealth management businesses.”

Davis continued, “During 2007, we were pleased with the continued growth of our core banking, insurance and wealth management businesses.  Our banking franchise experienced strong commercial loan growth as well as a modest growth in total deposits.  Asset quality continues to trend favorably across our commercial, consumer and residential mortgage portfolios.  Our insurance division operated within a challenging soft commercial property and casualty market, but was able to retain greater than 95% of our insurance clients and produced new client annualized revenue of approximately $1 million.  Our wealth management revenue grew at a double digit percentage rate as a result of focusing on the recurring investment management fees associated with serving high net worth clients.

Davis concluded, “March 3, 2008, will be a significant day for our organization when we bring all the Leesport Financial family of companies together under one new name and brand.  All stakeholders will receive more information within the annual report.  We continue to be cautiously optimistic with our prospects for revenue and EPS growth in 2008.  While acknowledging the difficult operating environment ahead of us, we believe we are poised to drive future earnings in excess of our peer group to increase shareholder value.”

Net Interest Income

For the three months ended December 31, 2007, net interest income before the provision for loan losses increased 5.1% to $8,529,000 compared to $8,112,000 for the same period in 2006.  The increase in net interest income for the three months resulted from a 5.2% increase in total interest income to $17,350,000 from $16,499,000 offset by a 5.2% increase in total interest expense to $8,821,000 from $8,387,000.  For the twelve months ended December 31, 2007, net interest income before the provision for loan losses increased 4.6% to $33,569,000 compared to $32,096,000 for the same period in 2006.  The increase in net interest income for the twelve months resulted from an 11.0% increase in total interest income to $68,404,000 from $61,617,000 offset by an 18.0% increase in total interest expense to $34,835,000 from $29,521,000.

The increase in total interest income resulted from higher investment security yields and an increase in average earning assets for the three and twelve months ended December 31, 2007 of $70,753,000 and $73,001,000, respectively, due primarily to strong growth in commercial loans over the same periods in 2006.

The increase in total interest expense resulted primarily from higher interest rates and an increase in average interest-bearing liabilities for the three and twelve months ended December 31, 2007 of $69,042,000 and $72,246,000, respectively, due primarily to an increase in average interest-bearing deposits and average short-term borrowings for the three and twelve months ended December 31, 2007 of $54,496,000 and $65,037,000, respectively, over the same periods in 2006.

For the three months ended December 31, 2007, the net interest margin on a fully taxable equivalent basis was 3.53% as compared to 3.59% for the same period in 2006.  For the twelve months ended December 31, 2007, the net interest margin on a fully taxable equivalent basis was 3.60% as compared to 3.71% for the same period in 2006.  The decrease in net interest margin for the comparative three and twelve month periods ended December 31, 2007 was due mainly to higher cost of time deposits offset by higher yields on commercial loans and available for sale investment securities.

Net interest income after the provision for loan losses for the three and twelve months ended December 31, 2007 was $8,129,000 and $32,571,000, respectively, compared to $7,753,000 and $31,012,000, respectively, for the same periods in 2006, an increase of 4.8% and 5.0%, respectively.  The provision for loan losses for the three months ended December 31, 2007 was $400,000 compared to $359,000 for the same period in 2006.  The provision for loan losses for the twelve months ended December 31, 2007 was $998,000 compared to $1,084,000 for the same period in 2006.  As of December 31, 2007, total non-performing assets were $7,373,000 compared to $5,259,000 as of December 31, 2006, an increase of 40.2%.  As of December 31, 2007, the allowance for loan losses was $7,264,000 compared to $7,611,000 as of December 31, 2006, a decrease of 4.8%.  The decrease in the provision for the twelve months ended December 31, 2007 is due primarily to the result of management’s evaluation and classification of the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process.  Based on the evaluation and classification of the credit quality of the loan portfolio, management has determined that the allowance for loan losses at December 31, 2007 is adequate.

Non-Interest Income

Total non-interest income for the three months ended December 31, 2007 decreased 7.1% to $4,819,000 compared to $5,189,000 for the same period in 2006.  Total non-interest income for the twelve months ended December 31, 2007 decreased 17.4% to $17,519,000 compared to $21,218,000 for the same period in 2006.

Net securities gains of $84,000 were recorded for the three months ended December 31, 2007 compared to net security gains of $241,000 for the same period in 2006.  Net securities losses were $2,324,000 for the twelve months ended December 31, 2007 compared to net security gains of $515,000 for the same period in 2006.  The net securities gains for the three months ended December 31, 2007 and 2006 are primarily from the sales of available for sale investment securities.  The net securities losses for the twelve months ended December 31, 2007 were primarily due to the sale of $64.1 million in lower-yielding available for sale securities as part of a balance sheet restructuring completed in the first quarter of 2007, which resulted in a pre-tax loss of $2,493,000.

For the three months ended December 31, 2007, revenue from commissions and fees from insurance sales decreased 2.3% to $2,688,000 compared to $2,752,000 for the same period in 2006.  For the twelve months ended December 31, 2007, revenue from commissions and fees from insurance sales increased 0.8% to $11,362,000 compared to $11,269,000 for the same period in 2006.  The increase for the twelve months ended December 31, 2007 is mainly attributed to increased contingency income on insurance products offered through Essick & Barr, LLC, a wholly owned subsidiary of the Company.

For the three months ended December 31, 2007, revenue from mortgage banking activity decreased to $370,000 from $740,000, or 50.0%, for the same period in 2006.  For the twelve months ended December 31, 2007, revenue from mortgage banking activity decreased to $1,894,000 from $3,574,000, or 47.0%, for the same period in 2006.  The decrease was primarily due to declining volume of loans sold into the secondary mortgage market.  The Company operates its mortgage banking activities through Philadelphia Financial Mortgage, a division of Leesport Bank.  Philadelphia Financial Mortgage does not underwrite any sub-prime loans.

For the three months ended December 31, 2007, revenue from brokerage and investment advisory commissions and fee activity increased to $235,000 from $158,000, or 48.7%, for the same period in 2006.  For the twelve months ended December 31, 2007, revenue from brokerage and investment advisory commissions and fee activity increased to $886,000 from

$721,000, or 22.9%, for the same period in 2006.  The increase is due primarily to an increase in investment advisory service activity offered through Madison Financial Advisors, LLC, a wholly owned subsidiary of the Company.

For the three months ended December 31, 2007, service charges on deposits decreased to $664,000 from $677,000, or 1.9%, for the same period in 2006.  For the twelve months ended December 31, 2007, service charges on deposits decreased to $2,657,000 from $2,689,000, or 1.2%, for the same period in 2006.  The decreases for the three and twelve month periods are due primarily to a decrease in commercial account analysis fees and non-sufficient funds charges.

For the three months ended December 31, 2007, earnings on investment in life insurance increased to $219,000 from $173,000, or 26.6%, for the same period in 2006.  For the twelve months ended December 31, 2007, earnings on investment in life insurance increased to $806,000 from $560,000, or 43.9%, for the same period in 2006.  The increase is due primarily to the purchase of $5 million of additional bank owned life insurance (“BOLI”) in the third quarter of 2006.

For the three months ended December 31, 2007, other income including gain on sale of loans increased to $559,000 from $448,000, or 24.8%, for the same period in 2006.  For the twelve months ended December 31, 2007, other income including gain on sale of loans increased to $2,238,000 from $1,890,000, or 18.4%, for the same period in 2006.  The increases for the three and twelve months are due primarily to an increase in network interchange income and gains recognized on the sale of SBA loans.

Non-Interest Expense

Total non-interest expense for the three months ended December 31, 2007 increased 4.7% to $10,436,000 compared to $9,971,000 for the same period in 2006.  Total non-interest expense for the twelve months ended December 31, 2007 increased 1.6% to $40,874,000 compared to $40,238,000 for the same period in 2006.

Salaries and benefits were $5,355,000 for the three months ended December 31, 2007, a decrease of 2.2% compared to $5,475,000 for the same period in 2006.  Salaries and benefits were $21,561,000 for the twelve months ended December 31, 2007, a decrease of 2.6%

compared to $22,142,000 for the same period in 2006.  Included in salaries and benefits for the three months ended December 31, 2007 and December 31, 2006 were stock-based compensation costs of $65,000 and $123,000, respectively.  Included in salaries and benefits for the twelve months ended December 31, 2007 and December 31, 2006 were stock-based compensation costs of $255,000 and $245,000, respectively.  The decrease in salaries and benefits for the comparative three and twelve month periods is primarily attributed to a reduction in staff as a result of the Company’s corporate-wide reorganization plan initiated in 2006, as well as a decrease in commissions paid on mortgage origination activity through Philadelphia Financial Mortgage.  Total commissions paid for the three months ended December 31, 2007 and 2006 were $353,000 and $577,000, respectively.  Total commissions paid for the twelve months ended December 31, 2007 and 2006 were $1,575,000 and $2,324,000, respectively.

For the three months ended December 31, 2007, occupancy expense and furniture and equipment expense decreased to $1,683,000 from $1,695,000, or 0.7%, for the same period in 2006.  For the twelve months ended December 31, 2007, occupancy expense and furniture and equipment expense decreased to $6,854,000 from $7,106,000, or 3.5%, for the same period in 2006.  The decrease for the comparative periods is due primarily to a reduction in building lease expense and furniture and equipment depreciation expense.

For the three months ended December 31, 2007, marketing and advertising expense increased to $501,000 from $347,000, or 44.4%, for the same period in 2006.  For the twelve months ended December 31, 2007, marketing and advertising expense increased to $1,672,000 from $1,354,000, or 23.5%, for the same period in 2006.  The increase for the comparative periods is due primarily to expenses incurred with a new corporate-wide re-branding initiative.

For the three months ended December 31, 2007, professional services expense and outside processing expense increased to $1,444,000 from $1,157,000, or 24.8%, for the same period in 2006.  For the twelve months ended December 31, 2007, professional services expense and outside processing expense increased to $5,038,000 from $4,238,000, or 18.9%, for the same period in 2006.  The increase for the comparative periods is due primarily to an increase in general Company business initiatives, employment contract renewals, computer, network and internet banking expenses.

Income Tax Expense

Income tax expense for the three months ended December 31, 2007 was $480,000, a 30.9% decrease as compared to income tax expense of $695,000 for the three months ended December 31, 2006.  Income tax expense for the twelve months ended December 31, 2007 was $1,746,000, a 38.5% decrease as compared to income tax expense of $2,839,000 for the twelve months ended December 31, 2006.  The effective income tax rate for the three months ended December 31, 2007 and 2006 was 19.1% and 23.4%, respectively.  The effective income tax rate for the twelve months ended December 31, 2007 and 2006 was 19.0% and 23.7%, respectively.  The decrease in the effective income tax rate for the twelve month period is due primarily to tax exempt income increasing while income before income taxes decreased.

Earnings Per Share

Diluted earnings per share for the three months ended December 31, 2007 were $0.36 on average shares outstanding of 5,677,792, a 10.0% decrease as compared to diluted earnings per share of $0.40 on average shares outstanding of 5,683,296 for the three months ended December 31, 2006.  Diluted earnings per share for the twelve months ended December 31, 2007, which includes the effects of the balance sheet restructuring during the first quarter of 2007, were $1.31 on average shares outstanding of 5,696,103, a 19.1% decrease as compared to diluted earnings per share of $1.62 on average shares outstanding of 5,656,621 for the twelve months ended December 31, 2006.  Share amounts and per share amounts reflect a 5% stock dividend distributed to shareholders on June 15, 2007.

Assets, Liabilities and Equity

Total assets as of December 31, 2007 were $1,124,951,000, an annual increase of 8.0% compared to December 31, 2006.  Total loans as of December 31, 2007 increased $56,215,000 to $820,998,000, and total deposits increased $9,806,000 to $712,645,000, respectively, compared to December 31, 2006.  Total loan and total deposit balances had annual increases of 7.4% and 1.4%, respectively.  Commercial loan balances as of December 31, 2007 had an annual increase of 9.9% compared to December 31, 2006.  Total borrowings as of December 31, 2007 were $294,323,000, an annual increase of 38.3% as compared to December 31, 2006.

Shareholders’ equity increased as of December 31, 2007 to $106,592,000 from $102,130,000 at December 31, 2006, an annual increase of 4.4%.  Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, at December 31, 2007 of

$1,116,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $2,526,000 at December 31, 2006.  Included in shareholders’ equity for the twelve months ended December 31, 2007 was a reduction to shareholders’ equity of $409,000, net of tax, as a result of the Company’s election to early adopt Statement of Financial Accounting Standards (“SFAS”) No. 159 and No. 157 in the first quarter of 2007.  As a result of the initial fair value measurement option for junior subordinated debt under SFAS No. 159, effective January 1, 2007, the fair value adjustment of junior subordinated debt, including all unamortized debt issuance costs and prepayment fees, was recorded as a reduction in retained earnings of approximately $409,000, net of tax.

Leesport Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, January 23, 2008 at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 877-660-8922.  The conference call will be available through a webcast at:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=29297&c=FLPB&mediakey=9020A90C5797FE6E07D19186FF9CA44D&e=0

The conference call can also be accessed through a link in the Investor Relations page of Leesport Financial Corp’s website at: http://www.leesportfc.com

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through UVEST Financial Services, a registered independent broker/dealer, Member NASD/SIPC), wealth management, equipment leasing, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Twelve Months Ended
	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Investment securities and interest bearing cash	$195,437	$168,048
Mortgage loans held for sale	3,165	5,582
Loans:
Commercial loans	650,748	592,026
Consumer loans	126,710	132,685
Mortgage loans	43,540	40,072
Total loans	$820,998	$764,783

Earning assets	$1,019,600	$938,413
Total assets	1,124,951	1,041,632

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	109,718	108,549
NOW, money market and savings	309,222	290,857
Time deposits	293,705	303,433
Total deposits	$712,645	$702,839

Federal funds purchased	$118,210	$82,105
Securities sold under agreements to repurchase	110,881	90,987

Long-term debt	45,000	19,500
Junior subordinated debt	20,232	20,150
Shareholders’ equity	$106,592	$102,130

Actual shares outstanding	5,657,145	5,655,673	*
Book value per share	$18.84	$18.06	*

	Asset Quality Data
	For the Twelve Months Ended
	December 31, 2007	December 31, 2006
	(unaudited)
Non-accrual loans	$3,552	$3,989
Loans past due 90 days or more still accruing	3,005	93
Renegotiated troubled debt	267	319
Total non-performing loans	6,824	4,401
Other real estate owned	549	858
Total non-performing assets	$7,373	$5,259

Loans outstanding at end of period	$820,998	$764,783
Allowance for loan losses	7,264	7,611

Net charge-offs to average loans (annualized)	0.17%	0.15%

Allowance for loan losses as a percent of total loans	0.88%	1.00%

Allowance for loan losses as percent of total non-performing loans	106.45%	172.94%

    *    References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances		Average Balances
	For the Three Months Ended		For the Twelve Months Ended
	(unaudited)		(unaudited)
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Assets
Investment securities and interest bearing cash	$178,387	$170,858	$173,059	$180,258
Mortgage loans held for sale	2,952	4,449	3,705	8,450
Loans:
Commercial loans	644,611	574,204	618,545	527,848
Consumer loans	127,173	135,199	128,479	135,508
Mortgage loans	42,196	39,856	40,711	39,434
Other	—	—	—	—
Total loans	$813,980	$749,259	$787,735	$702,790

Earning assets	$995,319	$924,566	$964,499	$891,498
Goodwill and intangible assets	43,173	43,428	43,406	43,665
Total assets	1,096,709	1,026,863	1,067,414	993,563

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	106,235	106,734	106,782	111,759
NOW, money market and savings	318,662	294,933	312,754	290,921
Time deposits	305,502	302,066	322,235	288,644
Total deposits	$730,399	$703,733	$741,771	$691,324

Short term borrowings	$106,116	$78,785	$76,805	$67,192
Securities sold under agreements to repurchase	99,186	86,868	95,178	71,809

Long-term debt	25,217	23,239	17,716	34,038
Junior subordinated debt	20,400	20,150	20,312	20,150
Shareholders’ equity	$106,144	$101,102	$104,409	$97,549

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	(unaudited)			(unaudited)
	December 31,	December 31,		December 31,	December 31,
	2007	2006		2007	2006
Interest income	$17,350	$16,499		$68,404	$61,617
Interest expense	8,821	8,387		34,835	29,521
Net interest income	8,529	8,112		33,569	32,096
Provision for loan losses	400	359		998	1,084
Net Interest Income after provision for loan losses	8,129	7,753		32,571	31,012

Securities gains (losses), net	84	241		(2,324)	515
Commissions and fees from insurance sales	2,688	2,752		11,362	11,269
Mortgage banking activities	370	740		1,894	3,574
Brokerage and investment advisory commissions and fees	235	158		886	721
Service charges on deposits	664	677		2,657	2,689
Earnings on investment in life insurance	219	173		806	560
Other income	559	448		2,238	1,890
Total non-interest income	4,819	5,189		17,519	21,218

Salaries and employee benefits	5,355	5,475		21,561	22,142
Occupancy expense	1,075	1,071		4,309	4,465
Furniture and equipment expense	608	624		2,545	2,641
Other operating expense	3,398	2,801		12,459	10,990
Total non-interest expense	10,436	9,971		40,874	40,238
Income before income taxes	2,512	2,971		9,216	11,992
Income taxes	480	695		1,746	2,839
Net income	$2,032	$2,276		$7,470	$9,153

Per Share Data:
Basic average shares outstanding	5,659,352	5,637,592	*	5,671,951	5,609,465	*
Diluted average shares outstanding	5,677,792	5,683,296	*	5,696,103	5,656,621	*
Basic earnings per share	$0.36	$0.40	*	$1.32	$1.63	*
Diluted earnings per share	0.36	0.40	*	1.31	1.62	*
Cash dividends per share	0.20	0.18	*	0.77	0.70	*

Profitability Ratios:
Return on average assets	0.74%	0.88%		0.70%	0.92%
Return on average shareholders’ equity	7.60%	8.93%		7.15%	9.38%
Return on average tangible equity (equity less goodwill and intangible assets)	12.80%	15.66%		12.25%	16.99%
Net interest margin (fully taxable equivalent)	3.53%	3.59%		3.60%	3.71%
Effective tax rate	19.11%	23.39%		18.95%	23.67%

* References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2007	2006
Assets
Cash and due from banks	$25,473	$21,084
Interest-bearing deposits in banks	316	751
Total cash and cash equivalents	25,789	21,835

Mortgage loans held for sale	3,165	5,582
Securities available for sale	192,043	164,180
Securities held to maturity	3,078	3,117
Loans, net of allowance for loan losses 12/2007 - $7,264; 12/2006 - $7,611	813,734	757,172
Premises and equipment, net	6,892	6,941
Identifiable intangible assets	3,892	4,514
Goodwill	39,189	39,189
Bank owned life insurance	17,857	17,190
Other assets	19,312	21,912
Total assets	$1,124,951	$1,041,632

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$109,718	$108,549
Interest bearing	602,927	594,290
Total deposits	712,645	702,839
Securities sold under agreements to repurchase	110,881	90,987
Federal funds purchased	118,210	82,105
Long-term debt	45,000	19,500
Junior subordinated debt	20,232	20,150
Other liabilities	11,391	23,921
Total liabilities	1,018,359	939,502

Shareholders’ Equity
Common stock, $5.00 par value;
Authorized 20,000,000 shares;
5,746,998 shares issued at December 31, 2007 and 5,454,589 shares issued at December 31, 2006	28,735	27,273
Surplus	63,940	58,733
Retained earnings	17,039	20,302
Accumulated other comprehensive loss	(1,116)	(2,526)
Treasury stock; 89,853 shares at December 31, 2007 and 68,234 shares at December 31, 2006, at cost	(2,006)	(1,652)
Total shareholders’ equity	106,592	102,130
Total liabilities and shareholders’ equity	$1,124,951	$1,041,632

SELECTED HIGHLIGHTS

Cash Dividends Declared

4th Qtr. 2006	$0.18	*
1st Qtr. 2007	$0.18	*
2nd Qtr. 2007	$0.19
3rd Qtr. 2007	$0.20
4th Qtr. 2007	$0.20

Common Stock (FLPB)

Quarterly Closing Price

12/31/2006	$22.77	*
03/31/2007	$20.59	*
06/30/2007	$19.92
09/30/2007	$19.23
12/31/2007	$17.85

*       References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

LEESPORT FINANCIAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007	2006		2007	2006
Interest Income
Interest and fees on loans	$14,967	$14,449		$59,234	$52,971
Interest on securities:
Taxable	2,015	1,728		7,859	7,202
Tax-exempt	178	156		571	790
Dividend income	186	160		712	636
Other interest income	4	6		28	18
Total interest income	17,350	16,499		68,404	61,617

Interest Expense
Interest on deposits	5,832	5,665		24,428	20,141
Interest on short-term borrowings	1,264	1,077		3,940	3,507
Interest on securities sold under agreements to repurchase	982	929		3,906	2,847
Interest on long-term debt	264	200		663	1,174
Interest on junior subordinated debt	479	516		1,898	1,852
Total interest expense	8,821	8,387		34,835	29,521

Net interest income	8,529	8,112		33,569	32,096
Provision for loan losses	400	359		998	1,084
Net interest income after provision for loan losses	8,129	7,753		32,571	31,012

Other income:
Customer service fees	664	677		2,657	2,689
Mortgage banking activities, net	370	740		1,894	3,574
Commissions and fees from insurance sales	2,688	2,752		11,362	11,269
Broker and investment advisory commissions and fees	235	158		886	721
Earnings on investment in life insurance	219	173		806	560
Gain on sale of loans	11	70		164	102
Gain (loss) on sales of securities	84	241		(2,324)	515
Other income	548	378		2,074	1,788
Total other income	4,819	5,189		17,519	21,218

Other expense:
Salaries and employee benefits	5,355	5,475		21,561	22,142
Occupancy expense	1,075	1,071		4,309	4,465
Furniture and equipment expense	608	624		2,545	2,641
Marketing and advertising expense	501	347		1,672	1,354
Identifiable intangible amortization	150	157		622	636
Professional services	636	356		1,835	1,257
Outside processing expense	808	801		3,203	2,981
Insurance expense	123	51		614	500
Other expense	1,180	1,089		4,513	4,262
Total other expense	10,436	9,971		40,874	40,238

Income before income taxes	2,512	2,971		9,216	11,992
Income taxes	480	695		1,746	2,839
Net income	$2,032	$2,276		$7,470	$9,153

Per Share Data
Average shares outstanding	5,659,352	5,637,592	*	5,671,951	5,609,465
Basic earnings per share	$0.36	$0.40	*	$1.32	$1.63	*
Average shares outstanding for diluted earnings per share	5,677,792	5,683,296	*	5,696,103	5,656,621	*
Diluted earnings per share	$0.36	$0.40	*	$1.31	$1.62	*
Cash dividends declared per share	$0.20	$0.18	*	$0.77	$0.70	*

* References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.